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July 9, 2001

Verizon Communications Inc.
1095 Avenue of the Americas
New York, New York 10036

Verizon Global Funding Corp.
3900 Washington Avenue
Wilmington, Delaware

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-4 of Verizon Communications Inc. ("Verizon") and Verizon Global Funding Corp. (the "Company") under the Securities Act of 1933, as amended, and the accompanying Prospectus, pertaining to the offer to exchange $1,000,000,000 aggregate principal amount of 6 3/4% Notes due 2005, $2,000,000,000 aggregate principal amount of 7 1/4% Notes due 2010 and $2,000,000,000 aggregate principal amount of 7 3/4% Notes due 2030, each of which series was previously issued by the Company and supported as to payment of principal and interest by Verizon in transactions which were exempt from registration under the Securities Act of 1933 (collectively, the "Restricted Notes"), for new Notes with identical terms (other than limitations upon transferability) that will be registered under the Securities Act of 1933, as amended (collectively, the "Exchange Notes"). I, or attorneys under my direction, have also examined such corporate records and other documents as I have deemed necessary to enable me to express the opinion set forth below. I am familiar with the proceedings taken and proposed to be taken by you under my supervision as your counsel in connection with the proposed exchange offer and the related issuance of the Exchange Notes.

It is my opinion that the Exchange Notes, upon the issuance and exchange thereof in the manner contemplated in said Registration Statement, will be legally and validly issued and will be binding obligations of the Company.

I hereby consent to the reference to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ William P. Barr